Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated March 16, 2006, accompanying the combined financial statements of NEG, Inc. and NEG Oil & Gas LLC and subsidiaries, as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, contained in Amendment No. 3 to the Registration Statement on Form S-1 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement on Form S-1 and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP
Houston, Texas
July 27, 2006